UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2009
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Winstead Drive, Cary NC		27513
(Address of principal		(Zip Code)
executive offices)
Registrant’s telephone number,
including area code:
(919) 297-1600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On April 21, 2009, the Board of Directors (the “Board”) and the Compensation and Benefits Committee of the Board of R.H. Donnelley Corporation (the “Company”) approved an Amendment (the “SERP Amendment”) to the R.H. Donnelley Corporation Supplemental Executive Retirement Agreement (the “SERP Agreement”) by and between the Company and David C. Swanson, the Company’s Chairman and Chief Executive Officer. Following approval by the Board and Compensation and Benefits Committee, the Company and Mr. Swanson entered into the SERP Amendment, effective April 21, 2009.
The SERP Amendment (i) increases the amount of the nonqualified and unfunded Supplemental Retirement Benefit (as defined in the Agreement) payable to Mr. Swanson by $500,000 per year if Mr. Swanson were to retire at age 60 and (ii) provides that any transaction which otherwise would constitute a Change in Control or Unapproved Change in Significant Control (each as defined in the Agreement), and which would generally accelerate the vesting of the Supplemental Retirement Benefit payable to Mr. Swanson under the SERP Agreement if his employment were terminated under certain circumstances following such transaction, shall not constitute a Change in Control or Unapproved Change in Significant Control, as the case may be, if such transaction is consummated pursuant to or during the course of a Restructuring of the Company (as defined in the Amendment).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation

	By:	/s/ Mark W. Hianik

	Name:	Mark W. Hianik
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: April 24, 2009

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